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                                              Exhibit 99


                                  James H. Miller
                                  Chairman, President
                                  and CEO
                                     and
                                  Jeffrey W. Church
                                  Sr. Vice President
                                  Finance and CFO
                                  1-800-638-8093

FOR IMMEDIATE RELEASE

      STI AND BRUNSWICK BIOMEDICAL AGREE TO MERGE

ROCKVILLE, Maryland, September 11, 1996--Survival
Technology, Inc. (STI) (NASDAQ:STIQ) today announced it has signed an agreement to merge with Brunswick
Biomedical Corporation, a privately-held medical device company and holder of 61 percent of STI's stock, with STI as the surviving entity.

Pursuant to the agreement, each of Brunswick's outstanding shares of common stock will be converted into a right to receive 2.1 shares of STI's common stock. Each of Brunswick's outstanding shares of preferred stock will be converted into a right to receive 2.1 shares of STI's common stock and a warrant to purchase 0.4 share of STI's common stock at an exercise price of $11.00 per share, exercisable for a period of five years following the merger. In addition, STI will assume Brunswick's obligations under outstanding options and warrants. These provisions of the agreement will result in approximately 1.7 million shares of STI common stock being issued in exchange for the Brunswick stock at the time of the merger and may result in the issuance of an additional approximately 1.05 million shares of STI common stock if all options and warrants were exercised and the required consideration paid.
Each of the 1,888,126 shares of STI common stock currently owned by Brunswick will be retired in the merger.

The transaction is subject to the approval of both STI's and Brunswick's shareholders. It is anticipated that the transaction will be accounted for by the purchase method of accounting and will be completed this fall.




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Brunswick acquired the 61 percent block from the estate
of STI's late founder, Dr. Stanley J. Sarnoff, in April
1996. The signing of the merger agreement culminates a three-month process of negotiation conducted by a special committee of STI independent directors with the assistance of Lehman Brothers.

"Combining STI and Brunswick creates a new medical device company well-positioned to take advantage of the substantial growth opportunity in the rapidly expanding medical device industry," said James H. Miller, chairman, president and chief executive officer of STI.
"We believe that the combination will significantly increase the liquidity of our stock, thus enhancing the opportunity for a broader trading market and the company's access to capital markets."

Brunswick manufactures the CardioBeeper-Registered Trademark-personal heart monitor, co-developed with STI to transmit heart function data to medical centers by telephone, and other telemedicine devices. In addition, a 64-lead cardiac mapping system (PRIME ECG -TM-) to aid in the rapid diagnosis of cardiac ischemia, was recently launched in Europe and an educational CD-ROM product will be launched shortly.

STI is the worldwide leader in auto-injector technology.
An original development of STI, auto-injectors are spring-loaded, prefilled devices that allow patients to self-administer precise doses of injectable medication quickly, safely, easily and without the apprehension associated with a traditional syringe. The company currently produces auto-injectors used in the emergency treatment of allergic reactions and irregular heartbeats, and by military personnel for self-administration of nerve gas antidotes, morphine and diazapam.

STI also supplies customized drug delivery system design, pharmaceutical research and development, and sterile product manufacturing to pharmaceutical and biotechnology companies. The company's products and services are designed to improve the medical and economic value of drug therapy.









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